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                                   FORM OF
                              SARA LEE CORPORATION
                         1995 LONG-TERM INCENTIVE PLAN
                        STOCK OPTION AWARD AND AGREEMENT



[NAME]
[DATE]



           Sara Lee Corporation (the "Company") is pleased to confirm that you have been granted a stock option (an "Option"), effective as of August 30, 1995 (the "Grant Date"), as provided in this agreement (the "Agreement"):

           1. OPTION RIGHT. Your Option is to purchase, on the terms and conditions set forth below, the following number of shares (the "Option Shares") of the Company's Common Stock, par value $1.33 1/3 per share (the "Common Stock") at the exercise price specified below (the "Exercise Price").

             NUMBER OF SHARES           EXERCISE PRICE PER SHARE

             <<SHARES>>                 <<PRICE>>


           2. OPTION. This Option is a non-qualified stock option that is intended to conform in all respects with the 1995 Long-Term Incentive Stock Plan, a copy of which will be supplied to you upon your request, and the provisions of which are incorporated herein by reference. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

           3. EXPIRATION DATE. This Option expires on the tenth anniversary of the Grant Date, subject to earlier expiration upon your death, disability, retirement or other termination of employment, as provided below.

           4. NORMAL VESTING. This Option may be exercised only to the extent it has vested. Subject to numbered paragraphs 5 and 6 below, if you are continuously employed by the Company or any of its subsidiaries (collectively, the "Sara Lee Companies") from the Grant Date until the first anniversary of the Grant Date, this Option will vest with respect to one-third of the Option Shares, and on each subsequent anniversary of the Grant Date on which you continue to be employed by the Sara Lee Companies, your Option will vest with respect to an additional one-third of the Option Shares, until you are 100% vested in your Option on the third anniversary of the Grant Date.

           5. DEATH, DISABILITY OR RETIREMENT. If you cease active employment with the Sara Lee Companies because of your death or permanent and total disability (as defined under the appropriate disability benefit plan), the last date on which this Option may be exercised is the earlier of (a) the Expiration Date or (b) one year after date of your death or disability. In the case
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of retirement (as defined under the appropriate retirement benefit plan), the last date on which this Option may be exercised is the earlier of (a) the Expiration Date or (b) five years after the date of your retirement. In any case, this Option will continue to vest through the last date on which it may be exercised, unless the Committee in its sole discretion determines that you have engaged in competitive or otherwise inappropriate activities.

           6. OTHER TERMINATION OF EMPLOYMENT. If your employment terminates for reasons other than your death, disability or retirement, the last date on which this Option may be exercised is the earlier of (a) the Expiration Date or
(b) six months after the date of your termination of employment. No further vesting will occur after the date of your termination of employment.

           7. EXERCISE. This Option may be exercised in whole or in part for the number of shares specified (which in all cases must be at least the lesser of 250 or the total number of shares outstanding under this Option) in a written notice that is delivered to the Company and is accompanied by full payment of the Exercise Price for such number of Option Shares in cash, or by surrendering or attesting to the ownership of shares of Common Stock, or a combination of cash and shares of Common Stock, in an amount or having a combined value equal to the aggregate Exercise Price for such Option Shares.
In connection with any payment of the Exercise Price by surrender or attesting to the ownership of shares of Common Stock, proof acceptable to the Committee shall be submitted that such previously acquired shares have been owned by you for at least six months prior to the date of exercise. The Option Shares issued to you for any portion of the Option exercised by attesting to the ownership of previously acquired shares of Common Stock shall not exceed the number of Option Shares issuable as a result of such exercise (determined as though payment in full therefor were being made in cash) less the number of shares Common Stock for which attestation of ownership is submitted. The value of previously acquired shares submitted (directly or by attestation) in full or partial payment for the Option Shares purchased upon exercise of the Option shall be equal to the aggregate Fair Market Value (as defined in the Plan) of such previously acquired shares on the date of the exercise of the Option.
This Option will be considered exercised on the date on which (a) your written notice of exercise and (b) your payment of the Exercise Price have both been received by the Company. The Option may not be exercised until the date which is at least six months after the Grant Date.

           8. RIGHTS AS A STOCKHOLDER. You will have no rights as a stockholder with respect to any Option Shares until and unless ownership of such Option Shares has been transferred to you.

           9. OPTION NOT TRANSFERABLE. This Option will not be assignable or transferable by you, other than by a qualified domestic relations order or by will or by the laws of descent and distribution, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative). If this Option remains exercisable after your death, subject to numbered paragraphs 6 and 7 above, it may be exercised by the personal representative of your estate or by any person who acquires the right to exercise such Option by bequest, inheritance or otherwise by reason of your death.

           10. TRANSFERABILITY OF OPTION SHARES. Option Shares generally are freely tradeable in the United States. However, you may not offer, sell or otherwise dispose of any Option Shares in a way which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any
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other country) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions on Common Stock received by you pursuant to this Option.

           11. CONFORMITY WITH THE PLAN. This Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of the Agreement and the Plan.

           12. NO RIGHTS TO CONTINUED EMPLOYMENT. Nothing in this Agreement confers any right on you to continue in the employ of the Sara Lee Companies or affects in any way the right of any of the Sara Lee Companies to terminate your employment at any time with or without cause.

           13.  MISCELLANEOUS.

                A. AMENDMENT OR MODIFICATION. The grant of this Option is documented by the minutes of the Compensation and Employee Benefits Committee of the Board of Directors (the "Committee"), which records are the final determinant of the number of shares granted and the conditions of this grant. The Committee may amend or modify this Option in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Option, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

                B. GOVERNING LAW. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of Illinois, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Chicago, Illinois, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

                C. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
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                D.    SEVERABILITY.  Whenever feasible, each provision of this
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.



                                SARA LEE CORPORATION




Enclosures:       Copy of Supplemental Letter